SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑                              Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

NATIONAL INTERSTATE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

3250 Interstate Drive

Richfield, Ohio 44286-9000

Notice of Annual Meeting of Shareholders

and Proxy Statement

To Be Held On May 19, 2006

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Friday, May 19, 2006 at 10:00 AM, at 3250 Interstate Drive, Richfield, Ohio. At the meeting, we will report on our operations, and you will have an opportunity to meet our directors and executives.

This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates and provides information about the director candidates.

All shareholders are important to us. We want your shares to be represented at the meeting and urge you to vote by promptly returning a properly completed proxy form.

Sincerely,

Alan R. Spachman
Chairman of the Board and President

Richfield, Ohio

April 20, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF NATIONAL INTERSTATE CORPORATION

Date:	Friday, May 19, 2006

Time:	10:00 AM Eastern Daylight Savings Time

Place:	3250 Interstate Drive Richfield, Ohio 44286-9000

Purpose:	1. Elect four Class II directors

2. Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm

3. Conduct other business if properly raised

Record Date:	March 21, 2006—Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this Proxy Statement and accompanying proxy form is April 20, 2006.

Your vote is important

Whether or not you attend the meeting, you may vote by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy in writing at any time before the vote is taken at the meeting by submitting a later-dated proxy form.

The Company makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K. To access these filings, go to the “Investor Relations” page of the Company’s website (www.nationalinterstate.com) and click on the “Financial Information” tab at the right. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Gary N. Monda

Vice President

National Interstate Corporation

3250 Interstate Drive

Richfield, Ohio 44286

GENERAL INFORMATION

This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of National Interstate Corporation (“National Interstate” or the “Company”), to be held at 10:00 AM, Eastern time, on Friday, May 19, 2006, at 3250 Interstate Drive, Richfield, Ohio 44286, and at any adjournment thereof. This statement, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2005 and the accompanying proxy will be sent to shareholders on or about April 20, 2006.

Record Date; Shares Outstanding

As of March 21, 2006, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had approximately 19,114,200 shares of common stock deemed outstanding and eligible to vote, which excludes 2,510,000 shares owned by a Company subsidiary. Under Ohio law, shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting.

Cumulative Voting

Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees, as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to the Secretary of the Company not less than 48 hours before the Annual Meeting.

Proxies and Voting Procedures

Solicitation of proxies through the mail, in person and otherwise, is conducted by management at the direction of National Interstate’s Board of Directors, without additional compensation. National Interstate will pay all costs of soliciting proxies. In addition, National Interstate will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons at the Company’s expense.

Registered shareholders may vote by completing a proxy form and mailing it to the proxy tabulator, National City Bank. Shareholders whose shares are held in the name of a broker, bank or other nominee should refer to the proxy card or the information forwarded by such broker, bank or other nominee. To vote, shareholders should complete and sign the bottom portion of the proxy form and return only that portion to the proxy tabulator.

If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted “FOR” the election of the four nominees proposed by the Board of Directors and “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm. The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

A shareholder may revoke a prior proxy by writing to our Secretary at the Company’s principal offices or by properly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies at the meeting and then vote in person.

With respect to Proposal No. 1, the four nominees who receive the greatest number of votes will be elected. Proposal No. 2 will be adopted only if it receives approval of majority vote of those shares cast at the meeting.

Adjournment and Other Matters

Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. Management knows of no other matters to be presented at the meeting other than those stated in this document.

MATTERS TO BE CONSIDERED

Proposal No. 1 Elect Four Directors

The Board of Directors oversees the management of the Company on your behalf. The Board reviews the Company’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the President, setting the scope of his authority to manage the Company’s business day-to-day, and evaluating management’s performance.

Our Board of Directors is currently comprised of eight directors divided into two classes. Each director serves for a two-year term, with Class II directors elected in even numbered years and Class I directors elected in odd numbered years. The term for our Class II directors expires at this year’s Annual Meeting of Shareholders. Keith A. Jensen, James C. Kennedy, Joel Schiavone and Alan R. Spachman are our current Class II directors. Theodore H. Elliott, Jr., Gary J. Gruber, Donald D. Larson and K. Brent Somers are our current Class I directors. As previously disclosed in the Company’s Current Report on Form 8-K dated February 7, 2006, Mr. Somers announced his intent to resign from the Board for personal reasons. Mr. Somers will serve until the meeting of the Board of Directors immediately following the Annual Meeting of Shareholders, at which time Mr. Joseph E. (Jeff) Consolino has been proposed by the Nominating/Governance Committee to be elected by the Board of Directors to fill the unexpired portion of Mr. Somers’ term. Mr. Consolino’s biographical information is included with that of the Class I directors on page 4 of this report.

Our Board of Directors has determined that three of our current eight directors, Mr. Elliott, Mr. Somers and Mr. Schiavone are “independent” in accordance with Nasdaq National Market listing standards and Securities and Exchange Commission regulations. The Board has determined that Mr. Consolino, if and when approved by the Board to succeed Mr. Somers, is also “independent” in accordance with Nasdaq National Market listing standards and Securities and Exchange Commission regulations. We are not required to have a majority of independent directors on our Board as would otherwise be required by the rules of the Nasdaq National Market because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the shareholder voting power is held by an individual, a group or another company. As described elsewhere in this Proxy Statement, Great American Insurance Company holds approximately 53% of our voting power.

The Board of Directors, acting on the advice of its Nominating/Governance Committee, has nominated four individuals to hold office until the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than four nominees. The four nominees who receive the greatest number of votes will be elected.

The nominees for election as Class II members of the Board of Directors are:

Keith A. Jensen Director since April 2000	Mr. Jensen has served as senior vice president of American Financial Group, Inc. since 1999 and was named its chief financial officer in January 2005. Mr. Jensen joined the Great American Property and Casualty Insurance Group in 1999 as senior vice president and chief financial officer and was promoted to executive vice president in 2004. Mr. Jensen has served on the Board of Directors of Great American Insurance Company, our largest shareholder, since 1999. From February 2003 to December 2003, Mr. Jensen served on the Board of Directors of Infinity Property & Casualty Corporation. Before working with American Financial Group, Inc., Mr. Jensen was a partner with Deloitte & Touche LLP. Mr. Jensen is a member of the Compensation Committee.

James C. Kennedy Director since January 2005	Mr. Kennedy has been the vice president, deputy general counsel and secretary of American Financial Group, Inc., parent of our largest shareholder, since 1998. Mr. Kennedy joined American Financial in 1976, was named secretary in 1984, deputy general counsel in 1988 and vice president in 1998. Mr. Kennedy is the Chair of the Nominating/Governance Committee.

Joel Schiavone Director from January 1989 until December 1989 and then re-elected in 2002	Since 1999, Mr. Schiavone has been the managing partner of several privately-held New Haven based real estate companies. Prior to that, Mr. Schiavone was the owner and chief executive officer of Schiavone Corporation, a holding company for a variety of investments. Mr. Schiavone is a member of the Audit and Nominating/Governance Committees.

Alan R. Spachman Director since 1989	Mr. Spachman is our founder, and has served as President since 1989 and Chairman since 2004. From 1984 through 1988, Mr. Spachman was a senior vice president at Progressive Corporation, where he initiated its passenger transportation insurance business. In addition to his insurance experience, Mr. Spachman previously held various labor relations and human resource management positions with Collins and Aikman, Inc. and Frito-Lay, Inc. Mr. Spachman served on the Board of Directors of the United Motorcoach Association, a national trade association, for a term that expired in 2005.

The Board of Directors recommends that shareholders vote FOR the election of these four nominees as directors.

Below is information about our Class I directors:

Theodore H. Elliott, Jr. Director since 1989	Since 1981, Mr. Elliott has been in the venture capital business as the chairman of Prime Capital Management Company, Inc. and as a private investor. Prime Capital was a founding investor in National Interstate in 1989. Prior to Prime Capital Management, Mr. Elliott was vice president of General Electric’s venture capital subsidiary. Mr. Elliott is a director of MUPAC, a subsidiary of Carlo Gavazzi Holding AG (Swiss), and Input/Output (NYSE). Mr. Elliott is a member of the Audit and Compensation Committees.

Gary J. Gruber Director since April 1991	Mr. Gruber has served as senior vice president of Great American Insurance Company, our largest shareholder. Mr. Gruber joined Great American in 1977 and has held a variety of financial and management positions since 1990. Mr. Gruber has served as a member of the Board of Directors of Great American Insurance Company since 1993. Mr. Gruber is a member of the Nominating/ Governance Committee.

Donald D. Larson Director since April 1991	Mr. Larson served as our Chairman from 1993 until 2004. Mr. Larson has served as executive vice president and president, specialty group, for the Great American Property and Casualty Insurance Group since 1999. Mr. Larson began his career with American Financial Group, Inc. in 1973 and joined Great American Insurance Company, our largest shareholder, in 1981. Mr. Larson has served on the Board of Directors of Great American Insurance Company since 1988. Mr. Larson is the Chair of the Compensation Committee and a member of the Nominating/Governance Committee.

K. Brent Somers Director since January 2005	Mr. Somers has been the president of Somers & Associates LLC, a management-consulting firm, since 2002. Prior to founding Somers & Associates, Mr. Somers was senior executive vice president and chief financial officer of KeyCorp from 1996 to 2002. Mr. Somers serves on the board of directors of The Boyds Collection Ltd. where he is chairman of the Audit Committee. He also serves on the board of Catholic Healthcare Partners, where he is chairman of the finance and strategy committee. Mr. Somers is a member of the Compensation Committee and is Chair of the Audit Committee.

Joseph E. (Jeff) Consolino Director Nominee	Mr. Consolino is executive vice president and chief financial officer for Validus Holdings, Ltd., a Bermuda-based reinsurance company. Prior to joining Validus in March, 2006, Mr. Consolino was a managing director in Merrill Lynch’s Financial Institutions Group specializing in insurance company advisory and financing transactions. Mr. Consolino has worked on a broad range of investment banking assignments for insurance company clients since joining Merrill Lynch in 1998, and recently led the underwriting team for National Interstate’s $60 million initial public offering in January 2005. He serves as a Director on the Board of Overseers of the School of Risk Management, Insurance and Actuarial Science at St. John’s University (formerly The College of Insurance). Mr. Consolino, if approved by the Board, will be a member of the Compensation Committee and Chair of the Audit Committee.

Proposal No. 2 Ratification of the Company’s Independent Registered Public Accounting Firm

The Company’s Audit Committee Charter provides that the Audit Committee shall appoint annually a firm of independent registered public accountants to serve as auditors. In March 2006, the Audit Committee appointed Ernst & Young LLP to serve as auditors for the year ending December 31, 2006. Ernst & Young LLP (or its predecessor) has served as the Company’s independent auditors since the Company’s founding.

Although the Audit Committee has the sole authority to appoint auditors, it would like to know the opinion of shareholders regarding its appointment of Ernst & Young LLP as auditors for the year ending December 31, 2006. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young LLP. The Audit Committee may also engage a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services rendered by them during these periods.

	2005	2004
Audit fees(1)	$611,972	$921,562
Audit related fees(2)	6,500	3,650
Tax fees(3)	10,000	8,500
All other fees(4)	1,601	—

Total	$630,073	$933,712

(1)	Ernst & Young LLP’s aggregate fees for services related to the audits of the GAAP financial statements, statutory insurance company audits, reviews of Securities and Exchange Commission filings and for quarterly reviews. The 2004 amount includes $581,494 related to the Company’s initial public offering filing.
(2)	Ernst & Young LLP’s audit related services included services related to the Ohio Department of Insurance exam and services related to the adoption of Statement of Financial Accounting Standard 123(R) in 2005 and services related to the consent for Form S-8 filing fees in 2004.
(3)	Ernst & Young LLP’s tax fees included charges primarily related to the review of federal and state tax returns.
(4)	All other fees are related to an EYOnline subscription, which is used by the Company to conduct financial research.

Representatives of Ernst & Young LLP are expected to be at the meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as National Interstate’s independent registered public accounting firm.

PRINCIPAL SHAREHOLDERS

The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding common shares as of March 21, 2006:

Name and Address of Beneficial Owner	Common Stock Held (1)	Percent of Class	Percent of Voting Power (2)
Alan R. Spachman	3,096,000	14.3%	16.2%
c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286

Great American Insurance Company	10,200,000	47.2%	53.4%
580 Walnut Street Cincinnati, Ohio 45202

The TCW Group, Inc.(3)	1,109,039	5.1%	5.8%
865 South Figueroa Street Los Angeles, California 90017

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of March 21, 2006.
(2)	Does not include shares held by our subsidiary, National Interstate Insurance Company. Under Ohio law, shares held by an issuer’s wholly-owned subsidiary do not have voting rights and are not counted for quorum purposes.
(3)	As of February 9, 2006, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. The TCW Group, Inc. has shared voting power with respect to 741,203 of these shares and has shared dispositive power with respect to all of these shares.

MANAGEMENT

The table below provides information regarding our directors and executive officers as of March 31, 2006. There are no family relationships among any directors or executive officers.

Name	Age	Position	Director or Executive Officer Since

Alan R. Spachman	58	Chairman of the Board and President	1989
David W. Michelson*	48	Executive Vice President and Chief Operating Officer	1992
Terry E. Phillips	56	Senior Vice President, Claims, Reinsurance	1999
Julie A. McGraw**	41	Vice President and Chief Financial Officer	2006
Gary N. Monda	49	Vice President and Chief Investment Officer	1999
Eric J. Raudins***	39	Vice President, Personal Lines	2000
Paul F. Haffner	37	Vice President, Secretary and General Counsel	2005
Theodore H. Elliott, Jr.(1)(2)	70	Director	1991
Gary J. Gruber(3)	50	Director	1991
Keith A. Jensen(2)	55	Director	2000
Donald D. Larson(2)(3)(5)	54	Director	1991
Joel Schiavone(1)(3)	69	Director	2001
James C. Kennedy(3)(6)	55	Director	2005
K. Brent Somers(1)(2)(4)	57	Director	2005

*	David W. Michelson was initially employed by the Company in 1992 through 1998 and rejoined the Company in 1999.
**	Julie A. McGraw joined the Company as an executive officer on January 9, 2006.
***	As of January 31, 2006, Eric J. Raudins is no longer an executive officer of the Company.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating/Governance Committee.
(4)	Chair of the Audit Committee.
(5)	Chair of Compensation Committee.
(6)	Chair of Nominating/Governance Committee.

For biographical information concerning the directors (including our Chairman and President Mr. Spachman) and nominees for director, please see pages 2-4.

David W. Michelson has served as our Executive Vice President and Chief Operating Officer since August 2005. Mr. Michelson has held several positions including Senior Vice President, Commercial Lines during his initial employment with the Company from 1992 through 1998 and since rejoining National Interstate in 1999. Mr. Michelson has also held various positions in the insurance industry at Reliance Insurance Company, Liberty National Fire and Progressive Corporation. Mr. Michelson holds a B.S. from Miami University and a M.B.A. from the University of Alabama at Birmingham.

Terry E. Phillips has served as Senior Vice President of National Interstate Insurance Company since August 2005, and was previously Vice President, Claims since 1999. Prior to joining our company, Mr. Phillips was senior vice president of claims for Continental National Indemnity from 1989 to 1999. Mr. Phillips previously served in both management and claims capacities for Midwestern Group, USF&G and TransAmerica Group Insurance Companies. Mr. Phillips holds a B.S. from the University of Toledo and a M.B.A from Regent University.

Gary N. Monda has served as our Vice President and Chief Investment Officer since January 2006 and was previously our Vice President and Chief Financial Officer since 1999. Prior to joining our company, Mr. Monda served the insurance industry as vice president, strategic planning for Victoria Financial Corporation and held various financial and general management positions with Progressive Corporation over a period of fifteen years. Mr. Monda also worked for four years at the public accounting firm of Ernst & Young LLP. Mr. Monda holds a B.S. in Mathematics and Accounting from Baldwin-Wallace College.

Julie A. McGraw has served as our Vice President and Chief Financial Officer since January 2006. Prior to joining our Company, Ms. McGraw held various positions at HMI Industries Inc. from 1996 to 2006, including vice president and chief financial officer/treasurer. Additionally Ms. McGraw held positions at Moen Inc., Isolab Inc. and at Price Waterhouse (Cleveland, Ohio office). Ms. McGraw holds a B.B.A. in Accounting from Kent State University.

Paul F. Haffner has served as our Vice President, Secretary and General Counsel since June 2005. Prior to joining National Interstate, Mr. Haffner served as divisional assistant vice president and senior corporate counsel for Great American Insurance Company from 2000 through June 2005. Mr. Haffner began his legal career as an associate in the corporate and securities department of Thompson Hine LLP. Mr. Haffner holds a B.A. from Dartmouth College and a J.D. from University of Cincinnati College of Law.

Section 16(a) Beneficial Ownership Reporting Compliance

Our common shares became registered pursuant to Section 12 of the Exchange Act in January 2005. As a result of such registration, Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file reports with the Securities and Exchange Commission. Such reports include initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

Based on the Company’s review of the copies of such forms it has received, the Company believes that all of its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during fiscal year 2005 with three exceptions. Messrs. Michelson and Phillips each inadvertently filed a late Form 4 reporting stock options that had been granted to each by the Company’s Compensation Committee. Mr. Raudins inadvertently filed a late Form 4 reporting a series of stock option exercises and sales.

Securities Ownership

The following table sets forth information, as of March 21, 2006, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, the executive officers named in the Summary Compensation Table (see “Compensation” below) and by all of our directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at March 21, 2006. Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

Name of Beneficial Owner	No. of Shares (1)	Percent	Voting Power (2)
Alan R. Spachman	3,096,000	14.3%	16.2%
David W. Michelson	98,000	*	*
Terry E. Phillips	79,000	*	*
Gary N. Monda(3)	77,100	*	*
Eric J. Raudins(4)	33,005	*	*
Donald D. Larson	1,000	*	*
Keith A. Jensen	500	*	*
Gary J. Gruber	1,000	*	*
Joel Schiavone	120,000	*	*
Theodore H. Elliott, Jr.	215,200	1.0%	1.1%
James C. Kennedy	1,000	*	*
K. Brent Somers	—	*	*
All directors and executive officers as a group (14 persons)	3,721,805	17.2%	19.4%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of March 21, 2006 (Spachman—16,000; Michelson—10,000; Phillips—9,000; Monda—23,000).
(2)	Does not include shares held by our subsidiary, National Interstate Insurance Company. Under Ohio law, shares held by an issuer’s wholly-owned subsidiary do not have voting rights and are not counted for quorum purposes.
(3)	Gary N. Monda holds 75,500 shares directly, in which he has sole voting and dispositive power. He additionally holds 1,600 shares indirectly (by children), in which he has shared voting and dispositive power.
(4)	As of January 31, 2006, Eric J. Raudins is no longer an executive officer of the Company. Mr. Raudin’s securities ownership is based on the most recent information available to the Company.

Equity Compensation Plan Information

The following reflects certain information about shares of the Company’s common stock authorized for issuance (at December 31, 2005) under compensation plans:

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Approved by shareholders	785,000	12.43	377,400
Not approved by shareholders	none	N/A	none

COMPENSATION

The following table sets forth information with respect to the annual and long-term compensation earned by our President and by our next four highest paid executive officers for the years ended December 31, 2005, December 31, 2004 and December 31, 2003. We refer to our President and these officers together as “our named executive officers.” Bonuses are for the year shown regardless of when paid.

Summary Compensation Table

Name and Position	Year	Annual Compensation			Number of Shares Underlying Options Granted	All Other Compensation (17)
		Salary	Bonus (1)
Alan R. Spachman	2005	$320,000	$364,133	(2)	80,000	$7,500
Chairman of the Board and	2004	312,000	249,092	(3)	—	7,500
President	2003	300,000	109,127	(4)	—	5,950

David W. Michelson	2005	223,912	184,976	(5)	90,000	7,500
Executive Vice President and	2004	200,000	164,153	(6)	—	7,500
Chief Operating Officer	2003	190,000	78,296	(7)	—	5,950

Terry E. Phillips	2005	176,335	166,174	(8)	80,000	7,500
Senior Vice President,	2004	160,000	140,346	(9)	—	7,500
Claims, Reinsurance	2003	152,000	61,662	(10)	—	5,406

Gary N. Monda	2005	157,370	128,571	(11)	35,000	7,500
Vice President and	2004	151,317	80,626	(12)	—	6,985
Chief Investment Officer	2003	146,200	38,880	(13)	—	5,151

Eric J. Raudins	2005	160,000	105,298	(14)	35,000	7,500
Vice President,	2004	151,929	75,340	(15)	—	7,379
Personal Lines	2003	147,000	48,563	(16)	—	5,346

1)	Bonuses are tied to our underwriting performance measured on an accident-year basis, adjusted annually, and are payable over a five-year period. The executive must be employed by us when the bonus is paid in order to be entitled to receive such bonus award.
2)	Amount in table excludes bonuses of $290,921 due to Mr. Spachman as of December 31, 2005 contingent upon his employment when the bonuses are paid in 2006 through 2010.
3)	Amount in table excludes bonuses of $242,854 due to Mr. Spachman as of December 31, 2004 contingent upon his employment when the bonuses are paid in 2005 through 2009.
4)	Amount in table excludes bonuses of $115,546 due to Mr. Spachman as of December 31, 2003 contingent upon his employment when the bonuses are paid in 2004 through 2008.
5)	Amount in table excludes bonuses of $153,967 due to Mr. Michelson as of December 31, 2005 contingent upon his employment when the bonuses are paid in 2006 through 2010.
6)	Amount in table excludes bonuses of $121,393 due to Mr. Michelson as of December 31, 2004 contingent upon his employment when the bonuses are paid in 2005 through 2009.
7)	Amount in table excludes bonuses of $83,599 due to Mr. Michelson as of December 31, 2003 contingent upon his employment when the bonuses are paid in 2004 through 2008.
8)	Amount in table excludes bonuses of $135,948 due to Mr. Phillips as of December 31, 2005 contingent upon his employment when the bonuses are paid in 2006 through 2010.
9)	Amount in table excludes bonuses of $107,472 due to Mr. Phillips as of December 31, 2004 contingent upon his employment when the bonuses are paid in 2005 through 2009.
10)	Amount in table excludes bonuses of $63,794 due to Mr. Phillips as of December 31, 2003 contingent upon his employment when the bonuses are paid in 2004 through 2008.
11)	Amount in table excludes bonuses of $96,399 due to Mr. Monda as of December 31, 2005 contingent upon his employment when the bonuses are paid in 2006 through 2010.

12)	Amount in table excludes bonuses of $59,951 due to Mr. Monda as of December 31, 2004 contingent upon his employment when the bonuses are paid in 2005 through 2009.
13)	Amount in table excludes bonuses of $40,089 due to Mr. Monda as of December 31, 2003 contingent upon his employment when the bonuses are paid in 2004 through 2008.
14)	Amount in table excludes bonuses of $94,493 due to Mr. Raudins as of December 31, 2005, all of which were forfeited as a result of his resignation effective January 31, 2006.
15)	Amount in table excludes bonuses of $50,942 due to Mr. Raudins as of December 31, 2004 contingent upon his continued employment when the bonuses are paid in 2005 through 2009. A portion of this amount was forfeited as a result of his resignation effective January 31, 2006.
16)	Amount in table excludes bonuses of $47,414 due to Mr. Raudins as of December 31, 2003 contingent upon his employment when the bonuses are paid in 2004 through 2008. A portion of this amount was forfeited as a result of his resignation effective January 31, 2006.
17)	Amounts include profit sharing contributions to our 401(k) plan. The balances in Mr. Michelson’s “All Other Compensation” exclude amounts of $200,042, $105,000 and $103,573 accrued at December 31, 2005, 2004 and 2003, respectively, under the Employee Retention Agreement described in the section entitled “Agreement with Named Executive Officer.”

Option Grants in Last Fiscal Year

The following table shows all options to acquire shares granted to the named executive officers during 2005:

Name	Number of securities underlying options		Percent of total options granted to employees in fiscal year	Exercise price per share	Expiration Date	Grant date present value (3)
Alan R. Spachman	80,000	(1)	12.9%	$13.50	2/2/2015	$524,800
David W. Michelson	50,000	(1)	8.1%	13.50	2/2/2015	328,000
	40,000	(2)	6.4%	19.79	8/15/2015	334,000
Terry E. Phillips	45,000	(1)	7.2%	13.50	2/2/2015	295,200
	35,000	(2)	5.6%	19.79	8/15/2015	292,250
Gary N. Monda	35,000	(1)	5.6%	13.50	2/2/2015	229,600
Eric J. Raudins	35,000	(1)	5.6%	13.50	2/2/2015	229,600

(1)	These options were granted under our Long Term Incentive Plan on February 2, 2005.
(2)	These options were granted under our Long Term Incentive Plan on August 15, 2005.
(3)	The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model. The following weighted-average assumptions were used to estimate the value of options granted on February 2, 2005: a 10.0 year expected life of the options, a dividend yield of 0.25 percent, expected volatility for Shares of 0.31, and a risk-free rate of return of 4.21 percent. The following weighted-average assumptions were used to estimate the value of options granted on August 15, 2005: a 7.5 year expected life of the options, a dividend yield of 0.25 percent, expected volatility for Shares of 0.31, and a risk-free rate of return of 4.24 percent.

Aggregated Option Exercises in 2005 and 2005 Year-End Option Values

The following table shows the total number of shares underlying options for our common shares exercised in 2005 and the value at December 31, 2005 of outstanding options for our common shares held by our named executive officers:

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at FY-End		Value of Unexercised In-the- Money Options at FY-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alan R. Spachman	—	$—	—	80,000	$—	$445,600
David W. Michelson	17,600	66,000	—	90,000	—	278,500	(1)
Terry E. Phillips	16,000	60,000	—	80,000	—	250,650	(2)
Gary N. Monda	—	—	16,000	35,000	290,080	194,950
Eric J. Raudins	40,000	$622,546	—	51,000	$—	$480,070

(1)	Amount excludes 40,000 options that were not In-the-Money at December 31, 2005.
(2)	Amount excludes 35,000 options that were not In-the-Money at December 31, 2005.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors consists of four directors, Theodore H. Elliott, Jr., Keith A. Jensen, Donald D. Larson and K. Brent Somers, none of whom is an employee of National Interstate or any of its subsidiaries. The Committee’s functions include reviewing and making recommendations to the Board of Directors with respect to the executive compensation program of National Interstate. The term “executive officers” currently includes the President and Chairman of the Board, the Executive Vice President and Chief Operating Officer, the Senior Vice President, the Vice President and Chief Investment Officer, the Vice President, Secretary and General Counsel and the Vice President and Chief Financial Officer. The Compensation Committee has the exclusive authority to approve bonuses and award salary adjustments, as well as grant awards under National Interstate’s Long Term Incentive Plan to employees of National Interstate and its subsidiaries, including executive officers.

National Interstate’s compensation policy for all executive officers, including the President, has three principal components: annual base salary, annual incentive bonuses and Long Term Incentive Plan awards.

Compensation of Executive Officers Other Than the President

Before decisions were made regarding 2005 compensation for the executive officers, the Company’s President made recommendations to the Committee, based on National Interstate’s underwriting results for the preceding accident year and each executive’s performance relative to his or her individual objectives. The Committee deliberated then formally approved the salary and bonus figures for the executive officers. The appropriate peer group analysis was performed to insure the reasonableness of the determinations. The compensation decisions for the executive officers discussed in this report conformed with recommendations made by the President and approved by the Committee.

Annual Base Salaries. The Compensation Committee approved annual base salaries for the executive officers that it considered appropriate for each officer’s position and responsibilities. In February, the Committee approved the 2005 salaries for the executive officers, noting that the 2005 salary increases ranged from 4.0% to 5.3% over the prior year. In August, the Committee approved additional salary increases for Mr. Michelson and Mr. Phillips in recognition of their management promotions.

Annual Management Bonuses. As has been the case for more than ten years, the Compensation Committee, working with the President, administered the annual bonus program for 2005 for the executive officers. The annual bonus program makes a substantial portion of each executive officer’s total compensation dependent on the Company’s underwriting profit as well as on pre-established performance objectives specific to each executive officer. The bonuses paid in 2005 were based on accident year results for 2000 through 2004.

Under the management bonus program, the annual bonus pool is calculated based on underwriting performance measured on an accident year basis, adjusted annually, and paid over a five-year period. The bonus pool is shared among approximately thirty managers including the President and other executive officers. The participant must be employed by the Company when the bonus is paid in order to be entitled to receive such bonus awards. Each accident year bonus pool is calculated using a predetermined formula applied to the underwriting profit. The maximum bonus pool of $2.3 million was achieved for the 2004 accident year using the formula that contains limits based on earned premium and combined ratio. Each participant has a bonus target expressed as a percentage of their salary. The President recommends to the Committee an allocation of the annual accident year bonus pool to the participants, considering the individual’s bonus target and contributions relative to their individual performance objectives. For the 2004 accident year bonus pool, the Committee approved allocations ranging from 6.0% to 9.5% to executive officers, other than the President.

Long Term Incentive Plan Awards. Incentive awards, including stock options, represent an important part of National Interstate’s performance-based compensation system. The Compensation Committee believes that

National Interstate shareholders’ interests are well served by aligning National Interstate’s executives’ interests with those of its shareholders through the award of incentive compensation like stock options. The Committee has several alternatives under National Interstate’s Long Term Incentive Plan and has historically chosen to grant stock options at an exercise price equal to the fair market value of common shares on the date of grant that vest, with some exceptions, over a five-year period at a rate of 20.0% per year. The Committee believes that these features provide the Company’s executives with substantial incentive to maximize National Interstate’s long-term success. In February 2005, effective upon completion of the initial public offering, the Committee granted an aggregate of 144,070 qualified stock options and 20,930 nonqualified stock options to certain executive officers other than the President. Since the public offering, the Committee in 2005 authorized for grant to certain executive officers other than the President an aggregate of 66,296 qualified stock options and 88,704 nonqualified stock options. All such options were granted in 2005 with the exception of 22,925 qualified stock options and 17,075 nonqualified stock options granted effective January 9, 2006 to Julie A. McGraw, Vice President and Chief Financial Officer.

Compensation of the President

The President’s compensation is based on underwriting results for the previous accident year and his performance relative to his individual objectives. The Committee deliberated and then formally approved the President’s 2005 salary noting that such salary represented a 2.6% increase over the salary that had been in effect for the prior year. The appropriate peer group analysis was performed to ensure the reasonableness of the determinations. In addition, the Committee administered the annual bonus program described above for 2005 for the President. The annual bonus program makes a substantial portion of the President’s total compensation dependent on the Company’s underwriting profit as well as on pre-established performance objectives. For the 2004 accident year bonus pool, the Committee approved an allocation of 18.0% of the bonus pool described above to the President. In 2005, the President received a bonus of $364,133 that represented amounts awarded based on accident results for the accident years 2000-2004. In approving the new salary and bonus figures for the President, the Committee noted the outstanding underwriting results of the Company and the achievement by the President of both corporate and personal objectives.

Members of the Compensation Committee:

Theodore H. Elliott, Jr.

Keith A. Jensen

Donald D. Larson

K. Brent Somers

Compensation Committee Interlocks and Insider Participation

Messrs. Larson and Jensen are executive officers of American Financial Group, Inc. or one of its affiliates. None of our executive officers has served as a director or member of the Compensation Committee (or other Committee serving an equivalent function) of another company whose executive officer has served on our Compensation Committee or Board of Directors. None of the members of the Compensation Committee are current or former officers or employees of the Company.

Agreement with Named Executive Officer

As previously disclosed, under the Employee Retention Agreement between the Company and Mr. Michelson, our Executive Vice President and Chief Operating Officer, the Company has agreed to make certain payments to Mr. Michelson or his specified beneficiary upon his retirement or disability. These payments are subject to a vesting schedule and other terms and conditions specified in the Employee Retention Agreement.

Share Performance

The following graph shows the percentage change in cumulative total shareholder return on our common stock since the initial public offering measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and (B) the difference between our share price at the end and the beginning of the periods presented by (ii) the share price at the beginning of the periods presented. The graph demonstrates cumulative total returns for National Interstate, the Center for Research in Security Prices (“CSRP”) Total Return Index for Nasdaq Stock Market and the CSRP Total Return Index for Nasdaq Insurance Stocks from the date of our initial public offering January 28, 2005, through December 31, 2005.

Cumulative Total Return as of December 31, 2005

(assumes a $100 investment at the close of trading on January 27, 2005)

	1/28/05	3/31/05	6/30/05	9/30/05	12/31/05
NATL Common Stock	100	124	147	128	142
Nasdaq Insurance Stocks	100	98	101	106	109
Nasdaq Index	100	103	108	112	117

Directors’ Compensation

Each director who is also our employee or an employee of American Financial Group, Inc. or Great American Insurance Company does not receive any compensation for serving as a director or committee member. Each independent director receives an annual retainer of $20,000. The chairperson of the Audit Committee receives an additional $7,500 annual retainer. If an independent director, the chairperson of the Compensation Committee receives an additional $5,000 annual retainer and the chairperson of the Nominating/ Governance Committee receives an additional $2,500 annual retainer. Independent directors receive $1,500 for each Board and committee meeting attended in person and $1,000 for each Board and committee meeting attended via telephone. The independent directors do not receive multiple fees if a committee meeting is held on the same day or within one day of a Board meeting. Independent directors are reimbursed for reasonable travel expenses incurred in connection with their services as directors. Our independent directors are eligible to receive awards, such as stock options and restricted stock under our Long Term Incentive Plan for their services as directors. Such grants will be determined by our Board of Directors upon recommendation from the Compensation Committee.

Certain Relationships and Related Transactions

We are party to several agreements with Great American Insurance Company, our largest shareholder, relating to reinsurance and underwriting. The terms of these agreements, as described below, were negotiated by National Interstate and Great American Insurance Company. We believe that the terms of these agreements are comparable to those that we could obtain from independent third parties. Additionally, we previously entered into an agreement with Great American Insurance Company and Alan Spachman, our Chairman and President, relating to registration rights and rights of first refusal to buy back their shares in certain circumstances. Our Board of Directors has approved the terms of these agreements. As described in Registration Rights Agreement and Right of First Refusal below, we have filed a registration statement on Form S-3 to register all of the common shares owned by Great American Insurance Company and Alan Spachman.

Reinsurance, Underwriting and Other Arrangements

Effective November 1, 1989, we became a party with Great American Insurance Company to an Underwriting Management Agreement pursuant to which we agreed to underwrite and service policies of insurance related to public commercial transportation and recreation vehicles for a fee. Currently, under the terms of the agreement, we pay Great American Insurance Company a fee based on a percentage ranging from 1.5% to 3.0% of written premiums. The written premiums totaled approximately $9.3 million in 2005. During 2005, the fees we paid to Great American Insurance Company under this agreement were approximately $0.1 million. Great American Insurance Company, its affiliated insurance companies and National Interstate are also parties to a Reinsurance Agreement dated November 1, 1989 pursuant to which we assume all of the risk and exposure on the polices we administer under the terms of the Underwriting Management Agreement. We anticipate that these agreements will remain in force under the same terms and conditions for the foreseeable future. However, pursuant to its terms, the Underwriting Management Agreement may be terminated without cause by either party from time to time and is terminable immediately (but not automatically) upon termination of the related reinsurance treaty or if we no longer employ Mr. Spachman. Additionally, Great American Insurance Company, or its parent American Financial Group, Inc., perform certain services for us without charge including, without limitation, actuarial and internal audit services. We believe, based on discussions with Great American Insurance Company, that these services will continue to be provided from the affiliated entity in the future.

Registration Rights Agreement and Right of First Refusal

Upon the completion of our initial public offering, we entered into an agreement with Great American Insurance Company and our Chairman and President, Alan Spachman, pursuant to which we granted each of them registration rights in exchange for our right of first refusal to buy back their shares in connection with certain proposed sales of their common shares. Our right of first refusal will be triggered by any gift, bequest, sale, exchange, transfer, assignment or other disposition of all or any portion of the common shares owned, whether beneficially or of record, by either of Mr. Spachman or Great American Insurance Company, other than the transfer of shares (1) in a charitable gift or a bequest, without consideration, so long as the number of common shares transferred to one person or group of related persons as a result of such gift or bequest or series of related gifts or bequests is less than 10.0% of our total issued and outstanding common shares immediately prior to such gift, (2) pursuant to an underwriting agreement, a purchase agreement or similar arrangement to which we and Great American Insurance Company and/or Mr. Spachman are party relating to an underwritten public offering of our common shares, (3) in a public or privately negotiated sale, so long as, to the knowledge of the selling shareholder, each purchaser in such negotiated sale or series of negotiated sales, either alone or as a member of a group of related or affiliated purchasers, will not be the beneficial owner of 10.0% or more of our total issued and outstanding common shares immediately following such sale, (4) pursuant to a tender offer or exchange offer approved or recommended by at least two-thirds of our shareholders, or (5) to any trust or other entity, for financial planning or estate planning purposes, without consideration, the primary beneficiary of which is Mr. Spachman or his lineal descendants.

Effective on the one-year anniversary of the initial public offering, or February 2, 2006, we became obligated to file a shelf registration statement covering all common shares owned by Great American Insurance Company and Alan Spachman. We filed a registration statement on Form S-3 with the Securities and Exchange Commission on March 23, 2006, which became effective April 7, 2006.

As required by our agreement with Great American Insurance Company and Alan Spachman, we have agreed to pay all costs and expenses incurred relating to this shelf registration, which totaled approximately $40,000. All other costs and expenses, such as costs of separate legal counsel, underwriters’ or brokers’ discounts, commissions and transfer taxes, or printing expenses and blue sky fees incurred through an underwritten shelf registration, would be borne by the selling shareholder. This agreement also contains customary terms and provisions with respect to, among other things, registration procedures and rights to indemnification in connection with the registration of the common shares on behalf of Great American Insurance Company or Alan Spachman.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating/Governance Committee.

Audit Committee. The Audit Committee performs the following functions, among others:

•	selects our independent accountants;

•	reviews the results and scope of the independent accountants’ audit and the services provided by the independent accountants;

•	reviews compliance with legal and regulatory requirements;

•	evaluates our audit and internal control functions; and

•	ensures the integrity of our financial statements.

The Audit Committee consists of three independent Directors, Mr. Elliott, Mr. Schiavone, and Mr. Somers, who serves as the chairperson of the Audit Committee. The Committee met seven times in 2005. Mr. Somers will serve until the meeting of the Board of Directors immediately following the Annual Meeting of Shareholders, at which time Mr. Joseph E. (Jeff) Consolino will be proposed to fill the unexpired portion of Mr. Somers’ term, including serving as chairperson of the Audit Committee. Mr. Consolino’s biographical information is included with that of the Class I directors on page 4 of this report. The Board of Directors has determined that all of the members of the Audit Committee (including Director-Nominee Mr. Consolino) are independent in accordance with Nasdaq National Market’s listing standards and Securities and Exchange Commission regulations. Each member of the Audit Committee (including Director-Nominee Mr. Consolino) is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flows statements. The Board of Directors has determined that each of Mr. Somers and his proposed successor Mr. Consolino is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations. The Board of Directors has approved and adopted a written charter for the Audit Committee. We will provide a copy of the Audit Committee Charter to any investor free of charge upon written request.

Compensation Committee. The Compensation Committee performs the following functions, among others:

•	administers our equity compensation programs, including our Long Term Incentive Plan;

•	recommends and approves salaries and incentive compensation for our executive officers and managers;

•	reviews corporate goals and objectives relative to executive compensation;

•	evaluates our President’s performance in light of corporate objectives; and

•	sets our President’s compensation based on the achievement of corporate objectives.

The Compensation Committee is comprised of the following four Directors, two of whom are independent: Mr. Elliott, Mr. Jensen, Mr. Larson and Mr. Somers. Mr. Somers will serve until the meeting of the Board of Directors immediately following the Annual Meeting of Shareholders, at which time Mr. Joseph E. (Jeff) Consolino will be proposed to fill the unexpired portion of Mr. Somers’ term, including serving as a member of the Compensation Committee. Mr. Consolino’s biographical information is included with that of the Class I directors on page 4 of this report. Mr. Larson serves as chairperson of the Compensation Committee. The Committee met one time in 2005 independent of the Board of Directors, and met on two occasions as part of the full Board of Directors agenda with respect to stock option matters.

Nominating/Governance Committee. The Nominating/Governance Committee performs the following functions, among others:

•	develops criteria for Director selection;

•	recommends to the full Board of Directors the Director-nominees to stand for election at Annual Meetings of Shareholders; and

•	recommends to the Board of Directors our corporate governance principles.

The Nominating/Governance Committee is comprised of the following four Directors, one of whom is independent: Mr. Gruber, Mr. Kennedy, Mr. Larson and Mr. Schiavone. We are not required to have a majority of independent directors on our Nominating/Governance Committee as would otherwise be required by the rules of the Nasdaq National Market because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the shareholder voting power is held by an individual, a group or another company. Mr. Kennedy serves as chairperson of the Nominating/Governance Committee. The Committee met once in 2005. The Committee recently met to conduct a search for a qualified candidate to replace Mr. Somers. After due deliberation, the Committee proposed Mr. Consolino to fill the unexpired portion of Mr. Somers’ term. Mr. Consolino’s biographical information is included with that of the Class I directors on page 4 of this report.

Director Attendance Policy

The Company expects its directors to attend the Annual Meeting of Shareholders. All of the Company’s directors attended at least 75.0% of the Board meetings and at least 75.0% of the committee meetings for the committees on which he served.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three Directors, K. Brent Somers (Chairman), Theodore H. Elliott, Jr. and Joel Schiavone, each of whom is experienced with financial statements and has past accounting or related financial management experience. Each of the members of the Audit Committee is independent as defined by the Nasdaq National Market listing standards. The Board has determined that K. Brent Somers is an “audit committee financial expert” as defined under applicable Securities and Exchange Commission regulations.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information, which will be provided to shareholders and others, the systems of internal control which management has established, and the audit process.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes. Additionally, the Audit Committee engages the Company’s independent accountants.

The Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Company’s independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and disclosures required by the Audit Committee Charter, and the Committee discussed with the independent accountants that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of the Company.

Based on the Committee’s discussions with management and the independent accountants and the Committee’s review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Members of the Audit Committee:

K. Brent Somers, Chairman
Theodore H. Elliott, Jr.
Joel Schiavone

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to the Company and its subsidiaries by the independent registered public accounting firm. The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.

NOMINATIONS AND SHAREHOLDER PROPOSALS

In accordance with the Company’s Amended and Restated Code of Regulations (the “Regulations”), the only director candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least 60 days and not more than 90 days prior to the Annual Meeting date written notice setting forth or accompanied by (1) the name and residence of the shareholder and of each nominee specified in the notice, (2) a representation that the shareholder was a holder of record of the Company’s voting shares and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (3) the consent of each such nominee to serve as director if so elected.

Our proxy materials for the 2006 Annual Meeting of Shareholders will be mailed on or about April 20, 2006. The proxy form used by National Interstate for the Annual Meeting typically grants authority to the presiding officer to determine in his discretion whether business sought to be brought before any annual meeting or special meeting of the shareholders is properly presented at the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2007 Annual Meeting, it must be received by February 18, 2007. Additionally, a shareholder may submit a proposal for consideration at the 2006 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Section 8(c) of the Regulations. In general Section 8(c) provides that, to be timely, a shareholder’s notice must be delivered to National Interstate’s principal executive offices not less than 60 or more than 90 days prior to the Annual Meeting date.

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to National Interstate, addressed to the Secretary, so that it is received on or before the close of business on the 120th calendar day prior to the mailing date for next year’s Annual Meeting or approximately December 22, 2006. We suggest that all proposals be sent by certified mail, return receipt requested.

Our proxies for the 2007 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Section 8(c). For business to be properly requested by a shareholder to be brought before the 2007 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Section 8(c), not just the timeliness requirements set forth above.

The Company’s Nominating/Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed, and recommending to the Board director-nominees for the next Annual Meeting of Shareholders. The charter of the Nominating/Governance Committee is available at the Company’s website, www.nationalinterstate.com. Nominees for directorship will be recommended by the Nominating/Governance Committee to the Board in accordance with the principles in its charter. When considering an individual candidate’s suitability for the Board, the Nominating/Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. The Committee will make its determinations on whether to nominate an individual based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. The Committee evaluates each candidate utilizing the same criteria, whether such candidate was nominated by the Board or a shareholder.

The Nominating/Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this Proxy Statement from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted procedures for shareholders to send written communications to an individual director or the Board as a group. Such communications must be clearly addressed either to the Board of Directors or any or all of the non-management directors, at the election of the shareholder, and sent to the following, who will forward any communications so received:

National Interstate Corporation

Secretary

3250 Interstate Drive

Richfield, Ohio 44286

CODE OF ETHICS AND CONDUCT

The Company’s Board of Directors adopted a Code of Ethics and Conduct applicable to the Company’s directors, officers and employees. The Code of Ethics and Conduct is available at www.nationalinterstate.com and upon written request to the Company’s Secretary, the address of whom is set forth immediately above. The Company intends to disclose amendments and any waivers to the Code of Ethics on its website.

3250 Interstate Drive • Richfield, Ohio 44286-9000

www.nationalinterstate.com

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê FOLD AND DETACH HERE ê

NATIONAL INTERSTATE CORPORATION	PROXY

This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote FOR the nominees described in Proposal 1 and FOR Proposal 2. If cumulative voting is invoked by a shareholder through proper notice to the corporation, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

The Board of Directors recommends a vote FOR the election of nominees as director and FOR Proposal 2.

1.      Election of Class II Directors

Nominees: Keith A. Jensen James C. Kennedy Joel Schiavone Alan R. Spachman

☐ FOR all nominees listed above ☐ WITHHOLD AUTHORITY

           (except as marked to the contrary below).                                 to vote for all nominees listed above.

Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2. Ratification of the appointment of Ernst & Young as independent public accountants for 2006. ☐ FOR ☐ AGAINST ☐ ABSTAIN

3. In their discretion, to vote upon such other business as may properly come before the meeting.

(Continued on reverse side)

c/o National City Bank

Corporate Trust Operations

Locator 5352

P. O. Box 92301

Cleveland, OH 44101-4301

ê FOLD AND DETACH HERE ê

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on May 19, 2006

The undersigned hereby appoints Alan R. Spachman and Paul F. Haffner, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of National Interstate Corporation held of record by the undersigned on March 21, 2006, at the Annual Meeting of Shareholders to be held on May 19, 2006, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the corporation). Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated April 20, 2006, is hereby acknowledged.

Dated:	, 2006

Signature

Signature if held jointly

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE – NO POSTAGE NECESSARY